EXHIBIT 2.2


                    AMENDED AND RESTATED AGREEMENT OF SALE
                    --------------------------------------

     AMENDED AND RESTATED AGREEMENT OF SALE (the "Agreement") made as of this 27th day of June, 1997 between 17 BATTERY ASSOCIATES LLC, a New York limited liability company, having an address at c/o Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, 153 East 53rd Street, New York, New York 10022 (hereinafter called "Seller") and GREEN 17 BATTERY LLC, a New York limited liability company, having an office at c/o SL Green Realty Corp., 70 West 36th Street, New York, New York 10018 (hereinafter called "Purchaser"). Seller and Purchaser entered into an Agreement of Sale (the "Initial Agreement"), dated as of June 27, 1997, regarding the sale by Seller to Purchaser of a portion of the Property (as hereinafter defined). Seller and Purchaser desire to fully restate and amend the Initial Agreement as follows:

                                   RECITALS
                                   --------

     A. Seller, as purchaser, has entered into a Purchase and Sale Agreement, dated as of March 31, 1997, with Downtown Acquisition Partners, L.P. ("DAP"), as seller (as amended by Letter Agreement, dated April 3, 1997, First Amendment to Purchase and Sale Agreement, dated as of May 23, 1997, and Second Amendment to Purchase and Sale Agreement, dated as of August 14, 1997, collectively, the "DAP Contract"), to purchase from DAP all of DAP's right, title and interest in and to that certain lot, piece or parcel of land (the "Land"), located in the City, County and State of New York, as more particularly bounded and described in Exhibit A attached hereto made a part hereof, together with the building(s) erected thereon (collectively, the "Buildings") and any and all other fixtures and improvements erected thereon (the Buildings and such other fixtures and improvements being hereinafter collectively referred to as the "Improvements");

     TOGETHER with all  right, title and interest of  DAP, if any, in  and to
(a) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, (b) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land and used in conjunction therewith and (c) any award or payment made or to be made in lieu of any of the foregoing for a taking of the Property (as hereinbelow defined) or any portion thereof and any unpaid award for damage to the Land or the Improvements by reason of change of grade or closing of any street, road or avenue;

     TOGETHER ALSO with all right, title and interest of DAP, if any, in and to all fixtures, machinery, and equipment and other personal property (excluding furniture, furnishings, equipment and other personal property of space lessees of the Property) used in connection with or attached or appurtenant to or at or upon the Land and the Improvements at the date hereof, including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat. All of the above property, rights and interests to be sold pursuant to the DAP Contract (including, without limitation, the Land and the Improvements) are hereinafter sometimes collectively referred to as the "Property."

     B.   Seller  intends to  convert  the  Property into  a  three (3)  unit condominium to be known as "The 17 Battery Place Condominium" (the "Condominium") pursuant to that certain Declaration of the Condominium (the "Declaration"), a copy of which is annexed to the TIC Agreement (as hereinafter defined).

     C. Upon the establishment of the Condominium, Purchaser, through its assignee SLG 17 Battery LLC ("SLG"), desires to acquire Unit 2 and Unit 3 of the Condominium and Seller, through its assignee 17 Battery Upper Partner LLC ("Upper"), desires to acquire Unit 1 of the Condominium.

     D. In order to permit the closing under the DAP Contract and the closing hereunder to occur simultaneously prior to the establishment of the Condominium, Seller desires Upper, and Purchaser desires SLG, to own the Property, as tenants in common, subject to and in accordance with that certain Tenancy In Common Agreement (the "TIC Agreement"), a copy of which is annexed hereto and made a part hereof as Exhibit M. All capitalized terms used herein and not defined herein shall have the meaning ascribed respectively thereto in the TIC Agreement.

     NOW, THEREFORE for and in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to cause to be sold and conveyed to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter contained, a Tenancy Interest in the Property (the "Premises").

1.   Purchase Price
     --------------

     1.1 The purchase price (the "Purchase Price") for the Premises shall be the sum of FIFTY-SEVEN MILLION SEVEN HUNDRED EIGHTEEN THOUSAND EIGHT HUNDRED AND 00/100 DOLLARS ($57,718,800.00), subject to apportionment in accordance with Article 5 below, payable as follows:

               1.1.1 THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), on the signing of this Agreement, by wire transfer of immediately available federal funds pursuant to the instructions set forth on Exhibit A-4 annexed hereto and made a part hereof (the "First Downpayment"; $3,000,000 of the First Downpayment is hereinafter called the "Refundable First Downpayment"). Seller hereby acknowledges receipt of the First Downpayment;

               1.1.2 FIFTY-FOUR MILLION TWO HUNDRED EIGHTEEN THOUSAND EIGHT HUNDRED AND 00/100 DOLLARS ($54,218,800.00), on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Seller (the "Cash Payment").

2.   Matters To Which The Sale Is Subject
     ------------------------------------

          2.1 The Premises shall be sold and conveyed subject to the Permitted Exceptions, as such term is defined in the DAP Contract, and all other terms and conditions of Sections 2.1.1 through 2.1.14, 2.2, 2.5, 2.6 and 2.7 of Article 2 of the DAP Contract including, without limitation, all defined terms as set forth therein, are hereby incorporated herein by this reference as if the DAP Contract was a direct contract between DAP, as seller, and the Tenancy, as buyer, of the respective interests in the Property as set forth in this Agreement. The Permitted Exceptions shall also include the following:

               2.1.1 The Declaration, By-Laws and rules and regulations of the Condominium all as may be amended from time to time (collectively, together with all other documents and instruments in connection with the creation of the Condominium hereinafter collectively referred to as the "Condominium Creation Documents"; the Condominium Creation Documents together with all other documents and instruments in connection with the governing of the Condominium are collectively referred to as the "Condominium Governing Documents").

               2.1.2     The TIC Agreement.

          2.2  Deleted Prior to Execution.

          2.3 If, on the Closing Date (as hereinafter defined), Seller is unable to cause DAP to perform under the DAP Contract, Purchaser may terminate this Agreement by written notice delivered on or promptly after the date scheduled for the Closing, in which event Seller shall repay to Purchaser the Refundable First Downpayment within sixty (60) days from the effective date of such termination but no earlier than by December 1, 1997 and no later than by December 31, 1997. This Agreement shall thereupon be deemed canceled and become void and of no further effect, and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except that the provisions of Sections 4.2, 4.3, 30.3.4.1 and Articles 11, 18, and 26 hereof shall survive such termination. Seller shall not be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity. Notwithstanding the foregoing, Seller shall be required to cause to be paid, discharged or removed or released of record against the Premises at Seller's sole cost and expense all of the following items (collectively, "Seller's Liens"): (a) Voluntary Liens and (b) other liens and encumbrances encumbering the Premises which other liens and encumbrances (i) are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith) and (ii) do not exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000.00). The term "Voluntary Liens" as used herein shall mean (i) liens and other encumbrances (other than Permitted Exceptions) which Seller has knowingly suffered or allowed to be placed on the Premises, including, without limitation, mechanics' liens which arise solely by reason of Seller's failure to pay amounts due, (ii) judgments and federal, state or municipal tax liens against Seller and (iii) mortgages other than any mortgages being assigned to Purchaser's lender.

          2.4 Notwithstanding anything in Section 2.3 above to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance of the TIC Deed (as defined in the DAP Contract) and TIC Agreement by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller's part to be performed under this Agreement, except for such obligations, representations and warranties which are (i) expressly stated in this Agreement to survive the Closing, to the limit of such survival or (ii) expressly stated in a delivery made hereunder to survive the Closing, to the limit of such survival.

3.   Closing.
     --------

     The Closing of the transaction contemplated hereby ("Closing") shall occur on the date of the occurrence of the closing under the DAP Contract (the "DAP Closing Date"). Seller shall not set the DAP Closing Date without Purchaser's prior written consent; provided, however, that Purchaser may not require the DAP Closing Date be set other than in accordance with the DAP Contract. Time shall be of the essence with respect to Purchaser's obligation to close on the DAP Closing Date. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall be held at the time and place as provided for the closing under the DAP Contract. The parties agree to use best efforts to finalize and submit to each other all documents necessary for the Closing at least two (2) business days prior to the date scheduled for Closing.

4.   As Is; Access to Property During The Pre-Closing Period.
     --------------------------------------------------------

     4.1 Except as may be otherwise expressly set forth to the contrary in this Agreement:

          4.1.1 Purchaser acknowledges that S.L. Green Management Corp. (the "Managing Agent") and S.L. Green Realty, Inc. (the "Leasing Agent"), each entities related to Purchaser and each controlled by Stephen L. Green, are currently and have been continuously since January 2, 1996 the managing agent and leasing agent, respectively, for the Property and, thus, Purchaser is fully familiar with the physical and financial condition of the Property, including, without limitation, the Premises, and has fully inspected same including, without limitation, the roof, all structural conditions, heating, air conditioning, ventilation and other mechanical systems, fire protection systems, electrical systems and plumbing systems and Purchaser is expressly purchasing the Premises in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to all facts, circumstances, conditions and defects. Seller has no obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same. Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Premises, Laws and Regulations, Rights, Facts, Space Leases, Service Contracts and Violations and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof. Purchaser has undertaken all such investigations of the Premises, Laws and Regulations, Rights, Facts, Space Leases, Service Contracts and Violations as Purchaser deems necessary or appropriate under the circumstances as to the status of the Premises and based upon same Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Premises and, by reason of all the foregoing, Purchaser assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Premises, except as set forth in
Article 10.

          4.1.2 Seller hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Premises except as expressly set forth in this Agreement. Purchaser further acknowledges that, except as otherwise expressly set forth in this Agreement, Purchaser is not relying upon any representation of any kind or nature made by Seller, or any of its employees or agents with respect to the Premises and that, in fact, no such representations were made except as expressly set forth in this Agreement.

          4.1.3 Seller makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Property. Purchaser's closing hereunder shall be deemed to constitute an express waiver of Purchaser's right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term "Hazardous Materials" shall mean (a) those substances included within the definitions of any one or more of the terms "hazardous materials", "hazardous wastes", "hazardous substances", "industrial wastes", and "toxic pollutants," as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and/or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl ("PCBs") or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sections 136, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. Sections 6901, et seq.) ("RCRA"), the Toxic Substance Control Act, as amended (42 U.S.C. Sections 7401, et seq.), the Clean Air Act, as
amended (42 U.S.C. Sections 7401, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651, et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300f, et seq.), any state or local counterpart or equivalent of any of the foregoing, and any Federal, state or local transfer of ownership notification or approval statutes.

     4.2 Purchaser shall not, and shall not permit its employees, consultants, engineers and agents to, conduct any soil tests or sampling or any boring, digging, drilling or other physical intrusion of the Premises (collectively, "Testing"), without the prior consent of Seller, which consent Seller shall not unreasonably withhold or delay, and without DAP's consent until the DAP Closing Date, which consent DAP may withhold in accordance with the DAP Contract. If Seller consents thereto, Purchaser shall (a) furnish to Seller and DAP (to the extent DAP then has an ownership interest in the Property) property damage and liability insurance policies in form and amounts reasonably acceptable to Seller prior to commencing any such Testing and shall, upon completion thereof, restore promptly, at Purchaser's cost and expense, the Premises, or any portion thereof, to its condition existing prior to such Testing, and (b) (i) at all times be accompanied by a representative of Seller and DAP (to the extent DAP then has an ownership interest in the Property) when at the Premises (and, in connection therewith, shall give Seller reasonable prior notice of Purchaser's request to enter the Premises and (ii) not interfere with the operation of the Premises or disturb the occupancy of any Space Lessee. Purchaser hereby indemnifies and holds harmless Seller and DAP (to the extent DAP then has an ownership interest in the Property) from any and all claims, damage, liability, loss, cost and expense that may arise in connection with all claims arising out of the acts of Purchaser, its partners, agents, employees, licensees, invitees, contractors and  consultants in violation  of the provisions of  this Section
4.2.

     4.3 Purchaser and its authorized representatives, partners, agents, employees, licensees, contractors and consultants, upon giving Seller reasonable prior notice of Purchaser's request but, until the DAP Closing Date, subject to the provisions of the DAP Contract and, if applicable, DAP's approval, shall, from time to time for the period commencing on the date hereof until the DAP Closing Date (the "Pre-Closing Period") have access to the Premises provided Purchaser shall (a) at all times be accompanied by a representative of Seller (and a representative of DAP) when at the Premises and (b) not materially interfere with the operation of the Property or materially disturb the occupancy of any Space Lessee. Purchaser hereby indemnifies and holds harmless Seller and DAP from any and all claims, damage, liability, loss, cost and expense that may arise in connection with all claims arising out of the acts of Purchaser, its authorized representatives, partners, agents, employees, licensees, invitees, contractors and consultants in violation of provisions of this Section 4.3.

5.   Apportionments.
     ---------------

     All terms and conditions of Article 6 and Section 7.1.10(f) of the DAP Contract including, without limitation, all defined terms as set forth therein, are incorporated herein by this reference as if the DAP Contract was a direct contract between DAP, as seller, and the Tenancy, as buyer, of the respective interests in the Property as set forth in this Agreement and, accordingly, all apportionments as between the parties hereto shall be allocated on the same basis that income from, and responsibility for expenses of, the Property are governed under the TIC Agreement.

6.   Representations and Warranties of the Parties.
     ----------------------------------------------

     6.1 Seller warrants, represents and covenants to and with Purchaser that the following are true and correct on the date hereof:

          6.1.1 Seller is a limited liability company duly formed and in good standing under the laws of the State of New York and has the requisite power and authority to enter into and to perform the terms of this Agreement. Seller is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller.

          6.1.2     Seller is  not a "foreign  person" within the  meaning of
Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the "Code").

          6.1.3 Seller makes no representation or warranty with regard to any leases or other occupancy agreements of all or any portion of the Premises (such leases or occupancy agreements, together with all renewals, replacements and amendments thereof entered into after the date hereof (in accordance with Article 25 of the DAP Agreement) being herein referred to as the "Space Leases") that on the Closing Date all or any of such Space Lessees under such Space Leases will be in occupancy or paying rent. Purchaser acknowledges that it has reviewed and is familiar with each of the Space Leases affecting the Premises as of the date hereof as more fully described on Exhibit B annexed hereto and made a part hereof.

          6.1.4 Nothing herein contained shall be deemed to be a guaranty, warranty or assurance that the Service Contracts, or any of them, will be in effect at the Closing, and the termination of any Service Contract prior to Closing shall not affect Purchaser's obligations hereunder.

          6.1.5 DAP has represented to Seller, under the DAP Contract, that, fixed rent and additional rent are being billed to the Space Lessees, as of the date of the DAP Contract, in accordance with the schedule set forth on Exhibit F attached hereto and made a part hereof (the "Rent Roll").

          6.1.6     Deleted Prior to Execution.

          6.1.7 There are no other contracts presently in effect to which Seller is a party with respect to the purchase of all or any portion of the Property other than the DAP Contract. The DAP Contract is in full force and effect.

     6.2 Purchaser warrants, represents and covenants to and with Seller that the following are true and correct on the date hereof:

          6.2.1 Purchaser is a limited liability company organized and in good standing under the laws of the State of New York and has the requisite power and authority to enter into and to perform the terms of this Agreement. Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser.

     6.3 Purchaser agrees and acknowledges that, except as specifically set forth in this Agreement, neither Seller nor any agent or representative or purported agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property, the Premises, or any part thereof. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and Seller has not made any representations or warranties other than as expressly set forth herein, in either case express or implied, as to (a) the current or future real estate tax liability, assessment or valuation of the Premises, (b) the potential qualification of the Premises for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Premises non-compliance, if any, with said zoning ordinances, (d) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Premises from any source, including, but not limited to, any state, city or Federal government or any institutional lender, (e) the current or future use of the Premises, (f) the present and future condition and operating state of any and all machinery or equipment on the Premises and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Premises, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the compliance of the Premises or the Space Leases (or the rentals thereunder) with any rent control or similar law or regulation, (j) the ability to relocate any Space Lessee or to terminate any Space Lease and (k) the layout, leases, rents, income, expenses, operation, agreements, licenses, easements, instruments, documents or service contracts of or in any way affecting the Premises. Further, Purchaser acknowledges and agrees that Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Premises furnished by Seller or any broker, employee, agent, consultant or other person representing or purportedly representing Seller. The provisions of this
Section 6.3 shall survive the Closing.

     6.4  Subject to  Purchaser's compliance  with the  requirements of  this
Section 6.4, Seller's representations and warranties contained in Section 6.1 shall survive the Closing, provided that any action based thereon must be commenced within one hundred eighty (180) days after the Closing (the "Action Survival Period"). Any claim by Purchaser that Seller breached the aforesaid representations or warranties must be made by Purchaser in all events prior to the expiration of the Action Survival Period by Purchaser delivering to Seller written notice (a "Claim Notice") setting forth (a) a description in reasonable detail of the claimed breach or breaches, as applicable, (b) a statement that the claimed breach has, or claimed breaches in the aggregate have, a material adverse effect ("MA Effect") (as hereinbelow defined), (c) the Section and subsection of this Agreement under which such claimed breach or breaches is asserted, (d) Purchaser's good faith calculation of the damages suffered by Purchaser by reason of such claimed breach or breaches and (e) all relevant and material documents and written material, if any, upon which Purchaser asserts such claimed breach or breaches. TIME SHALL BE OF THE ESSENCE in respect of Purchaser's obligation to deliver to Seller any Claim Notice in the manner herein provided within the Action Survival Period. Purchaser shall not be entitled to deliver a Claim Notice, and Seller shall have no liability for, any claimed breach of the aforesaid representations and warranties unless Purchaser timely complies with subdivisions (a), (b),
(c), (d) and (e) of this Section 6.4. Seller shall have no liability in respect of any Claim Notice unless and until there shall be found to have existed, pursuant to a nonappealable order of a court of competent jurisdiction (a "Breach Finding"), one or more breaches by Seller of such representations or warranties which, individually or in the aggregate, have a MA Effect. The term "MA Effect" as used in this Agreement shall mean the occurrence of a Breach Finding for which the cost or payment of money necessary to cure or make true such Breach Finding, or the actual damages to Purchaser occasioned by such Breach Finding (including Purchaser's legal fees and expenses incurred in legal proceedings against Seller in connection with such Breach Finding, provided Purchaser shall be the prevailing party), exceed an amount equal to or greater than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). Notwithstanding anything contained herein to the contrary, Purchaser shall use all reasonable efforts to give Seller a Claim Notice reasonably promptly after Purchaser has learned of any applicable breach of any of Seller's representation or warranties.

7.   Closing Deliveries.
     -------------------

     7.1 At or prior to the Closing, Seller shall direct DAP to make or cause to be made, as the case may be, the following deliveries to the Tenancy and/or to Purchaser, as the case may be:

          7.1.1 Seller shall direct DAP to deliver the TIC Deed to the Tenancy in accordance with the applicable provisions of the DAP Contract.

          7.1.2 Seller shall direct DAP to deliver to the Tenancy an assignment of all of DAP's right, title and interest as landlord or otherwise under each of the Space Leases affecting the Property in accordance with the applicable provisions of the DAP Contract, and shall direct DAP to deliver to the Tenancy executed originals or copies certified to DAP's knowledge to be true, correct and complete copies (if DAP does not have originals in its possession) of each of such Space Leases and all correspondence and other records, if any, pertaining to such Space Leases, in each case to the extent in DAP's possession. Seller shall direct that all Space Lessees' security deposits in the amount as set forth in Exhibit B-1 attached hereto and made a part hereof or in the amount required to have been deposited with the landlord under such Space Leases as set forth in Exhibit B-2 except to the extent applied by DAP in accordance with the DAP Contract (together with accrued interest thereon, if any, less DAP's proportionate share of administrative fees, if any, together with DAP's calculation of such fees), subject to subsection 6.1.6 hereof, be turned over by DAP to the Tenancy at the Closing, at DAP's option, by (a) payment of the amount thereof to the Tenancy or (b) a credit to the Tenancy against the Purchase Price. Seller shall, in addition, instruct DAP in connection with any such securities in form other than cash to transfer same to the Tenancy by way of appropriate instruments of transfer or assignment.

          7.1.3 Seller shall direct DAP to execute and deliver to the Tenancy (x) notices to the Space Lessees under the Space Leases advising them of the sale of the Property and (y) notices to the vendors under the Service Contracts advising them of the sale of the Property; each in a form and in accordance with the applicable provisions of the DAP Contract.

          7.1.4 Seller shall direct DAP to assign to the Tenancy all of DAP's right, title and interest in and to the Service Contracts set forth on Exhibit C and Exhibit C-1 and all other Service Contracts entered into after
---------     -----------
the date hereof pursuant to this Agreement in accordance with the applicable provisions of the DAP Contract.

          7.1.5 Seller shall direct DAP to deliver to the Tenancy a bill of sale, conveying and transferring to the Tenancy all right, title and interest of DAP in and to all fixtures, machinery, equipment, articles of personal property and improvements in the nature of personal property attached or appurtenant to, or located on, or used in connection with the use or operation of, or used or adapted for use in connection with the enjoyment or occupancy of the Property, specifically excluding, however, any personal property of Space Lessees (the "Personal Property"), in accordance with the applicable provisions of the DAP Contract. No portion of the Purchase Price shall be deemed allocated to payment for the Personal Property.

          7.1.6 Seller shall direct DAP to deliver to the Tenancy all keys to any portion of the Property to the extent in DAP's possession or control in accordance with the applicable provisions of the DAP Contract.

          7.1.7 Seller shall direct DAP to deliver to the Tenancy a certificate, duly executed and acknowledged by DAP, in accordance with
Section 1445 of the Code.

          7.1.8 Seller shall deliver to Purchaser resolutions of Seller, in form reasonably satisfactory to Purchaser and the Title Company, authorizing the transaction contemplated herein and the execution and delivery of the documents required to be executed and delivered hereunder.

          7.1.9 Seller shall deliver to Purchaser a certificate of Seller, dated as of the Closing, certifying to the fulfillment of the condition set forth in subsection 8.2.2 hereof.

          7.1.10 Seller shall direct DAP to deliver to the Tenancy an assignment and adoption agreement pursuant to which the Union Agreements are assigned to the Tenancy and duly adopted and assumed by the Tenancy in accordance with the applicable provisions of the DAP Contract provided
                                                                     --------
however  that  if  the Green Entity (as defined in the DAP Contract) delivers
-------
the Employment Indemnities (as defined in the DAP Contract) in favor of DAP and Seller, then the Tenancy, at Purchaser's election, may, but shall not be obligated to, assume the obligations under the Union Agreements, and further, at Purchaser's election, may, but shall not be obligated to, offer employment to and hire any or all Employees covered by the Union Agreements.

     7.2 At or prior to the Closing, Purchaser and/or Seller, as the case may be, shall make, have made or caused to be made, the following deliveries:

          7.2.1 Purchaser shall pay the Cash Payment required pursuant to subsection 1.1.2 hereof.

          7.2.2 Purchaser and Seller each shall execute, acknowledge and deliver, on behalf of the Tenancy, to DAP, a counterpart of all documents to be delivered to DAP by the Tenancy pursuant to the DAP Contract.

     7.3 Seller and Purchaser, at the Closing, shall prepare, execute and deliver to each other, subject to all the terms and provisions of this Agreement, the TIC Agreement, a closing statement and any other documents reasonably required by the Title Company or otherwise reasonably required in order to consummate the transactions contemplated hereby.

8.   Conditions to Closing Obligations.
     ----------------------------------

     8.1  Notwithstanding anything  to  the contrary  contained  herein,  the obligation of Seller to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of Closing of each of the conditions listed below; provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of the conditions set forth in subsections 8.1.1 and 8.1.2:

          8.1.1 Purchaser shall have executed and delivered to Seller all of the documents, shall have paid all sums of money and shall have taken or caused to be taken all of the other actions required of Purchaser in this Agreement.

          8.1.2 All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

          8.1.3     The DAP Closing shall have occurred.

     8.2 Notwithstanding anything to the contrary contained herein, the obligation of Purchaser to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions except the condition set forth in subsections 8.2.3:

          8.2.1 Seller shall have executed and delivered to Purchaser all of the documents, and shall have taken or caused to be taken all of the other actions, required of Seller under this Agreement.

          8.2.2 The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except that to the extent the facts underlying such representations may have changed as of the Closing, then Seller shall represent in the certificate delivered pursuant to subsection 7.1.9 such changed facts and circumstances.

          8.2.3     The DAP Closing shall have occurred.

          8.2.4     Deleted Prior to Execution.

          8.2.5 There shall be no actions, suits or proceedings pending or threatened against the Premises, at law or in equity, before any governmental authority which would in any way affect title to the Premises.

          8.2.6 There shall be no pending or written notice of any condemnation or eminent domain proceedings that would affect any portion of the Premises.

          8.2.7 Seller shall not have caused or consented to the introduction of Hazardous Material on, above or beneath the Land underlying the Premises provided, however, that this condition shall have been deemed to have been waived by Purchaser if Purchaser, Managing Agent or Leasing Agent, or any related entities thereto, have caused or consented to the introduction of Hazardous Materials on, above or beneath the Land underlying the Premises.

9.   Limitation on Liability of Parties.
     -----------------------------------

     9.1 In the event Purchaser shall default in the performance of Purchaser's obligations under this Agreement and the Closing does not occur as a result thereof, Seller's sole and exclusive remedy shall be, and Seller shall be entitled, to retain the First Downpayment as and for full and complete liquidated and agreed damages for Purchaser's default, and Purchaser shall be released from any further liability to Seller hereunder, except that the provisions of Sections 4.2, 4.3, 30.3.4.1 and Articles 11, 18, and 26 hereof shall survive.

     9.2 Subject to the provisions of Section 2.3 hereof, in the event that either (A) Seller shall default in the performance of Seller's obligations under this Agreement or (B) the changes, if any, set forth in the certificate delivered pursuant to subsection 7.1.9 (the "Certificate Changes") individually or in the aggregate have an MA Effect (unless such representations have changed by reason of facts and circumstances which pursuant to the terms of this Agreement are permitted to have occurred), Seller shall be entitled upon Closing, in its sole discretion, to credit against the Purchase Price such amount on account of such default or changes as will cause such default or changes to result in actual damages to Purchaser not to exceed $50,000.00, failing which, if the Closing does not occur as a result of such default or changes, Purchaser's sole and exclusive remedy shall be, and Purchaser shall be entitled, to either (1) terminate this Agreement and have Seller repay to Purchaser the Refundable First Downpayment, the repayment of such Refundable First Downpayment to be made within sixty (60) days from the effective date of such termination but no earlier than by December 1, 1997 and no later than by December 31, 1997 with such repayment of the Refundable First Downpayment being guaranteed by Gross pursuant to the Guaranty, upon which neither party shall have any further obligations or liabilities to the other hereunder or by reason hereof, except that the provisions of Sections 4.2, 4.3, 30.3.4.1 and Articles 11, 18 and 26 hereof shall survive or (2) close title to the Premises and receive a credit against the Purchase Price in the amount of $200,000.00 or (3) solely, if Seller's default was willful and intentional, to exercise such remedies at law to which Purchaser may be entitled. Seller and Purchaser hereby agree, notwithstanding anything to the contrary contained in this Agreement, that
(I)  nothing herein  contained  shall  diminish  Seller's  obligations  under
Section 2.3  to pay upon Closing  the full amount  of any Seller's  Liens and
(II) the provisions of subdivisions (1), (2) and (3) above shall not apply in the event that the Certificate Changes do not, individually or in the aggregate, have an MA Effect and Purchaser shall not be relieved of its obligations under this Agreement as a result thereof.

10.  Fire or Other Casualty; Condemnation.
     -------------------------------------

     10.1 Seller agrees to give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Premises of which Seller obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Premises of which Seller obtains knowledge.

     10.2 If, prior to the Closing, there shall occur (a) damage to the Premises caused by fire or other casualty which would cost $1,750,000.00 or more to repair as determined by Seller's engineer (such engineer subject to Purchaser's reasonable approval) which determination shall be conclusive as between Seller and Purchaser, or if the damage to the Premises is less than $1,750,000.00 but damage to the portions of the Property other than the Premises would materially adversely affect Purchaser's ability to operate the Premises for office use, or (b) a taking by condemnation of any portion of the Property which materially adversely affects Purchaser's ability to operate the Premises for office use, then, and in either such event, Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (10) business days after Seller has given Purchaser the notice referred to in Section 10.1 hereof, or Purchaser has received the written estimate of the engineer as to the cost of restoration, as the case may be, in which event Seller shall repay to Purchaser the Refundable First Downpayment, the repayment of such Refundable First Downpayment to be made within sixty (60) days from the effective date of such termination but no earlier than by December 1, 1997 and no later than by December 31, 1997 and this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except that the provisions of Sections 4.2, 4.3, 30.3.4.1 and Articles 11, 18, and 26 hereof shall survive such termination. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall cause DAP to assign to the Tenancy all of DAP's interest in any insurance proceeds or condemnation awards applicable to the Property and to deliver to the Tenancy any such proceeds or awards theretofore paid to DAP. The parties agree that the provisions of Article 10 and Article 11 of the TIC Agreement shall govern the parties as if the casualty and/or condemnation had occurred during the term of the Tenancy.

     10.3 If, prior to the Closing, there shall occur (a) damage to the Premises caused by fire or other casualty which would cost less than $1,750,000.00 to repair, as determined by Seller's engineer (such engineer subject to Purchaser's reasonable approval), which determination shall be conclusive as between Seller and Purchaser, or damage to the Property which does not materially adversely affect Purchaser's ability to operate the Premises for office use or (b) a taking by condemnation of any part of the Property which does not materially affect Purchaser's ability to operate the Premises for office use, then, and in either such event, neither party shall have the right to terminate its obligations under this Agreement by reason thereof and Seller shall cause DAP to assign to the Tenancy all of DAP's interest in any insurance proceeds or condemnation awards applicable to the Property and to deliver to the Tenancy any such proceeds or awards theretofore paid to DAP. The parties agree that the provisions of Article 10 and Article 11 of the TIC Agreement shall govern the parties as if the casualty and/or condemnation had occurred during the term of the Tenancy.

     10.4 Deleted Prior to Execution.

     10.5 The provisions of this Article 10 are intended to supersede the provisions of the New York General Obligation Law 5-1311.

     10.6 Notwithstanding anything contained herein to the contrary, Seller shall not exercise any rights under Article 11 of the DAP Contract without Purchaser's consent, such consent not to be unreasonably withheld or delayed.

11.  Brokerage.
     ---------

     Purchaser and Seller each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby other than Nechie Realty Corp. (the "Broker"). Seller shall pay the commission due to Broker pursuant to separate agreement. Purchaser and Seller each further agree to indemnify and hold the other, their respective successors and assigns, harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim made by any other broker, consultant, finder or like agent (claiming to have dealt with the indemnifying party) for commissions or other compensation for bringing about this transaction or claiming to have introduced the Premises to Purchaser. The provisions of this Article 11 shall survive the Closing or other termination of this Agreement.

12.  Closings Costs; Fees and Disbursements of Counsel. etc.
     -------------------------------------------------------

     Seller shall, at the Closing, cause DAP to pay the New York State Real Estate Transfer Tax as imposed pursuant to Article 31 and Section 1402 of the New York Tax law (the "State Transfer Tax") and the New York City Real Property Transfer Tax as imposed pursuant to Title 11, Chapter 21 of the New York Administrative Code (the "City Transfer Tax") if any, imposed upon or payable in connection with the transfer of title to the Property to the Tenancy and the recordation of the TIC Deed. Seller and Purchaser shall each execute and/or swear on behalf of the Tenancy to the returns or statements required in connection with the aforesaid taxes. Seller shall pay twenty (20%) percent of, and Purchaser shall pay eighty (80%) percent of, respectively, all charges for recording and/or filing the TIC Deed, the memorandum of TIC Agreement and the costs of the examination of title and all title insurance policy premiums for title insurance purchased by the Tenancy with respect to the Property. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. Notwithstanding anything contained herein to the contrary, Purchaser shall receive a tax adjustment credit against the Purchase Price at Closing in the amount of $82,000. Seller hereby indemnifies and holds Purchaser harmless from and against any loss, cost, claim, liability, damage or expense (including reasonable attorneys fees) which may arise in connection with the liability of Purchaser (as determined pursuant to a final nonappealable judgment of a court of competent jurisdiction), if any, for the payment (including interest and penalties, if any) of the State Transfer Tax and the City Transfer Tax payable, if any, in connection with the recording of any confirmatory deeds for Unit 1, Unit 2 and Unit 3 upon the establishment of the Condominium. The provisions of this Article 12 shall survive the Closing.

13.  Notices.
     --------

     Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Article collectively referred to as "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by giving of, pursuant to one of the other means set forth in this Article 13 before the end of the first business day thereafter, printed confirmation of successful transmission to the appropriate facsimile number of the address listed below as obtained by the sender from the sender's facsimile machine, (c) upon receipt, when sent by prepaid reputable overnight courier or if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

          If to Purchaser to:

          Green 17 Battery LLC
          c/o SL Green Realty Corp.
          70 West 36th Street
          New York, New York 10018
          Attention: Benjamin P. Feldman, Esq.
          Telecopier: (212) 594-2262

          With a copy to:

          Robinson Silverman Pearce Aronsohn & Berman LLP
          1290 Avenue of the Americas
          New York, New York 10104
          Attention:  Jonathan S. Margolis, Esq.
          Telecopier:  (212) 541-1355

          If to Seller, to:

          17 Battery Associates LLC
          c/o Greenberg, Traurig, Hoffman, Lipoff,
          Rosen and Quentel
          153 East 53rd Street
          New York, New York 10022
          Attention: Robert J. Ivanhoe, Esq.
          Telecopier: (212) 223-7161

Notices  shall be  valid only  if served  in the manner  provided above.   An
attorney for a party may give any Notices on behalf of such party.

14.  Survival; Governing Law.
     ------------------------

     Except  as  otherwise  expressly  set  forth  in   this  Agreement,  the
provisions of this Agreement shall not survive the Closing provided for herein. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

15.  Counterparts: Captions.
     -----------------------

     This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

16.  Entire Agreement: No Third Party Beneficiaries.
     -----------------------------------------------

     This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Article shall survive the Closing.

17.  Waivers; Extensions.
     --------------------

     No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

18.  No Recording.
     -------------

     The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

19.  Assignments.
     ------------

          Neither Purchaser's interest under this Agreement nor any part thereof may be assigned or transferred by Purchaser or any successor-in-interest to Purchaser. Notwithstanding the foregoing, Purchaser may (x) assign its interest under this Agreement to SL Green Realty Corp. (the
"REIT") or to the operating partnership in which such REIT is the general partner, or to any subsidiary of the REIT or to any entity that the REIT has majority control of, or collaterally assign its interest under this Agreement to Lehman Brothers Holdings Inc. ("Lehman") as collateral for a loan between Lehman and affiliate(s) of Purchaser or, upon Closing, collaterally assign its interest under this Agreement to any entity providing purchase money financing to Purchaser with respect to the Premises or (y) direct Seller to cause the TIC Deed to be delivered to any such entity as co-tenant with Seller provided such entity assumes in writing, in form acceptable to Seller, all of Purchaser's obligations hereunder, including, without limitation, the obligation to execute such applicable Closing documents and make all Closing deliveries required of Purchaser hereunder. An assignment made in violation of this Article 19, shall, unless in each instance the prior written consent of Seller has been obtained, constitute a default under the Agreement and shall entitle Seller to exercise all rights and remedies provided for herein in the case of default.

20.  Pronouns; Joint and Several Liability.
     --------------------------------------

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If Purchaser consists of two or more parties, the liability of such parties shall be joint and several.

21.  Successors and Assigns.
     -----------------------

     This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

22.  Deleted Prior to Execution.
     --------------------------

23.  Deleted Prior to Execution.
     --------------------------

24.  Deleted Prior to Execution.
     --------------------------

25.  Union Agreements.
     -----------------

     25.1 Subject to the provisions of Section 7.10 hereof, Purchaser acknowledges that DAP is (and the Tenancy upon its acquisition of the Property from DAP shall be) a party to those certain collective bargaining agreements more particularly described on Exhibit K attached hereto and made a part hereof (the "Union Agreements") with respect to the employees described on Exhibit G attached hereto and made a part hereof (the "Employees"). In the event Purchaser elects not to cause the Green Entity to provide the Employment Indemnities to DAP and Seller then the Tenancy shall adopt the Union Agreements and assume the obligations of an employer thereunder and offer employment to all Employees covered by the Union Agreements.

     25.2 The obligations and undertakings of Purchaser under this Article 25 are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement.

     25.3 The provisions of this Article 25 shall survive the Closing.

26.  Confidentiality.
     ----------------

     Seller and Purchaser covenant and agree not to communicate the terms or any aspect of this transaction, or the transaction contemplated by the DAP Contract, to any person or entity prior to the Closing except for their respective advisors, attorneys, accountants, actual and prospective lenders including, without limitation, the REIT (the "Transaction Parties") provided, however, that the Transaction Parties shall also agree to keep all such information confidential in accordance with the terms hereof. Without limiting the generality of the foregoing, Seller and Purchaser covenant and agree to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or by Purchaser to Seller. The foregoing confidentiality obligations shall not apply to the extent that such (a) information (i) is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Purchaser or Seller, as applicable, or the Transaction Parties, (ii) was available to Seller or Purchaser or the Transaction Parties on a non-confidential basis prior to its disclosure to Seller or Purchaser, as applicable, or the Transaction Parties, (iii) becomes available to Seller or Purchaser, as applicable, or the Transaction Parties from a source known to Seller or Purchaser, as applicable, or the Transaction Parties not to have a duty of confidentiality with regard to the information or (iv) was or is independently developed by Seller or Purchaser or the Transaction Parties from non-confidential sources or (b) disclosure is compelled by law or by regulatory or judicial process or (c) disclosure is reasonably required in connection with the initial public offering of the REIT. Notwithstanding anything contained herein to the contrary, in the event Seller or Purchaser is required by law or by regulatory or judicial process to disclose any confidential documents or information, prior to disclosing same, Seller or Purchaser, as applicable, shall notify the other in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated such confidentiality shall be maintained and Seller and Purchaser and the Transaction Parties will destroy or deliver to Seller or Purchaser, as applicable, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed to the other party in writing. The provisions of this Article 26 shall survive Closing. Purchaser hereby indemnifies and holds Seller harmless from any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) arising in connection with the violation of any of Purchaser's obligations under this
Article 26. Seller hereby indemnifies and holds Purchaser harmless from any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) arising in connection with the violation of any of Seller's obligations under this Article 26.

27.  Further Assurances.
     -------------------

     The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at, before or after the Closing, to confirm or effectuate the provisions of this Agreement.

28.  Deleted Prior to Execution.
     --------------------------

29.  DAP Contract
     ------------

     Purchaser acknowledges and agrees that its rights hereunder are subject to the rights of DAP under the DAP Contract and to Seller's obligations thereunder until the DAP Closing Date and, thereafter, subject to the rights of DAP under the DAP Contract and to Seller's obligations thereunder that survive the DAP Closing Date. True and correct copies of the DAP Contract have been delivered to Purchaser the receipt of which is hereby acknowledged. Seller covenants that it will not (x) grant any option to purchase, or enter into any other agreement to sell or net lease the Premises or convey all, or any portion of, the Premises during such time as this Agreement is in full force and effect or (y) modify the DAP Contract, waive any rights thereunder, grant any consents thereunder or enter into any agreement with respect to any portion of the Property which in any way would have a material adverse effect upon the rights of Purchaser hereunder or (z) enter into any agreement with respect to any portion of the Property which would preclude Seller from performing its obligations hereunder, without, in each case, Purchaser's prior written consent, which consent may be withheld in Purchaser's sole discretion. Except as expressly set forth in this Agreement, neither party has any obligation to sell or purchase the Premises. To the extent DAP has made any representations or indemnifications with respect to the Premises in the DAP Contract which survive the DAP Closing Date and which are assignable (collectively the "Surviving Reps"), Seller shall assign such Surviving Reps to the Tenancy and/or to Purchaser at Closing, without any representation or warranty by, or recourse against, Seller whatsoever. If such Surviving Reps are not assignable Purchaser and/or the Tenancy shall be entitled, at Purchaser's expense, to make such claims in Seller's name, as Purchaser and/or the Tenancy may elect in connection with such Surviving Reps.

30.  Additional Covenants
     --------------------

     30.1 During the period from the date hereof until the occurrence of the DAP Closing Date and provided this Agreement is in full force and effect, Seller shall:

          30.1.1 use reasonable efforts to cause DAP to perform its obligations under the DAP Contract to the extent reasonably necessary for Seller to comply with its obligations hereunder;

          30.1.2 in accordance with Section 7.1.4 of the DAP Contract request that DAP effectuate Phase 1 and Phase 2 of the Local Law 10 work (the "Facade Work") under the Capital Improvement Contracts, as such term is defined in the DAP Contract.

          30.1.3 use reasonable efforts to obtain the consent of DAP to such matters as Purchaser may reasonably request.

          30.1.4    not assign the DAP Contract to an unaffiliated entity.

          30.1.5 not extend the scheduled DAP Closing Date past December 31, 1997, without Purchaser's consent, which consent may be withheld in Purchaser's sole discretion.

     30.2 Deleted Prior to Execution.

     30.3 Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as escrow agent ("Escrow Agent") acknowledges receipt of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) from Seller and ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) from Purchaser (collectively, the "Condominium Diligence Deposit"). The Condominium Diligence Deposit shall be held by Escrow Agent in an interest bearing escrow at Citibank, N.A. Escrow Agent shall have no liability for any fluctuations in the interest rate paid by Citibank, N.A. on the Condominium Diligence Deposit and is not a guarantor thereof. The Condominium Diligence Deposit shall be disbursed in accordance with the terms and conditions of this Agreement. Any interest earned on the Condominium Diligence Deposit shall be deemed added to and shall be deemed part of the Condominium Diligence Deposit.

          30.3.1 Purchaser and Seller each agree to promptly and jointly engage the consultants referenced below (collectively, the "Consultants") which Consultants shall use their best efforts and engage such other professionals as they may reasonably require (the "Professionals") in order to (x) prepare plans and specifications required for creation of the Condominium and completion of the Condominium Governing Documents and to resolve all matters as specified on Schedule A attached hereto and made a part hereof (collectively, the "Condominium Engineering Issues") on or before the DAP Closing Date (the "Initial Completion Date") and (y) prepare a budget for the Condominium regarding capital expenses and costs in connection with the Common Elements (the "Condominium Common Budget") on or before the DAP Closing Date (the "Initial Budget Completion Date"). If Purchaser and Seller cannot, in good faith, agree on the resolution of any of the disputed Condominium Engineering Issues by the Initial Completion Date, then, within five (5) days after the Initial Completion Date, Purchaser and Seller shall, in good faith, select a consultant to serve as a dispute resolution consultant (the "Dispute Resolution Consultant"). If Purchaser and Seller cannot agree on the selection of a Dispute Resolution Consultant, than Purchaser and Seller each shall select and notify the other party within two
(2) business days thereafter of the identity of a consultant (respectively, the "Purchaser's Engineering Selection Consultant" and "the "Seller's Engineering Selection Consultant") who shall use their best efforts to agree upon the selection of the Dispute Resolution Consultant. If Purchaser's Engineering Selection Consultant and Seller's Engineering Selection Consultant fail to agree upon the designation of the Dispute Resolution Consultant within three (3) business days thereafter, the Dispute Resolution Consultant shall be appointed by a Justice of the Supreme Court of the State of New York within ten (10) days thereafter. Upon the final designation of the Dispute Resolution Consultant, such disputed Condominium Engineering Issues and all documentation, plans, drawings and any other relevant materials in connection therewith together with proposals for the resolution thereof, one proposal as prepared by Purchaser and one proposal as prepared by Seller, shall be submitted the Dispute Resolution Consultant. The Dispute Resolution Consultant shall use best efforts to, no later than within thirty
(30) days from the Initial Completion  Date but in no event later than  sixty
(60) days from the Initial Completion Date, resolve the disputed Condominium Engineering Issues by choosing from the proposal submitted by Purchaser and the proposal submitted by Seller (the "Resolution Determination") and such Resolution Determination shall be binding upon Purchaser and Seller.

          30.3.2 If Purchaser and Seller cannot, in good faith, agree on the Condominium Common Budget by the Initial Budget Completion Date, then, within five (5) days after the Initial Budget Completion Date, Purchaser and Seller shall in good faith select a consultant to serve as a budget dispute resolution consultant (the "Budget Dispute Resolution Consultant"). If Purchaser and Seller cannot agree on the selection of a Budget Dispute Resolution Consultant, than Purchaser and Seller each shall select and notify the other party within two (2) business days thereafter of the identity of a consultant (respectively, the "Purchaser's Budget Selection Consultant" and "the "Seller's Budget Selection Consultant") who shall use their best efforts to agree upon the selection of the Budget Dispute Resolution Consultant. If Purchaser's Budget Selection Consultant and Seller's Budget Selection Consultant fail to agree upon the designation of the Budget Dispute Resolution Consultant within three (3) business days thereafter, the Dispute Resolution Consultant shall be appointed by a Justice of the Supreme Court of the State of New York within ten (10) days thereafter. Upon the final designation of the Budget Dispute Resolution Consultant, the Condominium Common Budget and all documentation, plans, drawings and any other relevant materials in connection therewith, together with proposals for the resolution of the dispute regarding the Condominium Common Budget, one proposal as prepared by Purchaser and one proposal as prepared by Seller, shall be submitted to the Budget Dispute Resolution Consultant. The Budget Dispute Resolution Consultant shall use best efforts to no later than with thirty
(30) days from the Initial Budget Completion Date, but in no event later than sixty (60) days from the Initial Budget Completion Date, resolve any disputes in connection with the Condominium Common Budget by choosing from the proposal submitted by Purchaser and the proposal submitted by Seller (the "Budget Resolution Determination") and such Budget Resolution Determination shall be binding upon Purchaser and Seller.

          30.3.3 Seller and Purchaser agree that the following entities shall be the Consultants for the following purposes in connection with the Condominium Engineering Issues and Condominium Common Budget: Robert Derector Associates shall be engaged for purposes of providing engineering consulting; Fifield Piaker & Associates Architects PC shall be engaged for purposes of providing architectural consulting; Solomon Engineering shall be engaged for purposes of providing structural and mechanical consulting; and Bone and Levine shall be engaged for purposes of providing Phase 3 Facade Work consulting, all such Consultants to be engaged in accordance with joint engagement letters which shall be subject to Seller's and Purchaser's mutual approval such approval not to be unreasonably withheld or delayed.

          30.3.4 Escrow Agent shall promptly pay from the Condominium Diligence Deposit from time to time upon submission of invoices by the Consultants and Professionals and the joint written approval of such invoices by Seller and Purchaser, the fees incurred by the Consultants and the Professionals in connection with the work performed as specified in subsections 30.3.1, 30.3.2 and 30.3.3 above (the "Condominium Diligence Fees"). In the event the Condominium Diligence Deposit is insufficient to pay the Condominium Diligence Fees in full, Purchaser and Seller shall each deposit an additional $50,000.00 (the "Additional Diligence Deposit") with Escrow Agent within five (5) days after receipt of a notice from Escrow Agent of such insufficiency. Notwithstanding the foregoing, Purchaser and Seller shall be jointly responsible to pay any outstanding fees of the Consultants and Professionals in excess of the Additional Diligence Deposit except Seller and Purchaser acknowledge and agree that Seller shall bear and pay the fees and disbursements of Escrow Agent in connection with Escrow Agent's preparation and negotiation of the Condominium Governing Documents on behalf of Seller and Purchaser shall bear and pay the fees and disbursements of its own counsel in connection with its counsel's review and negotiation of the Condominium Governing Documents. In the event there are any funds remaining from the Condominium Diligence Deposit and/or the Additional Diligence
Deposit after payment in full of the Condominium Diligence Fees, such remainder shall be paid by Escrow Agent one-half to Purchaser and one-half to Seller. Notwithstanding anything contained herein to the contrary, in the event of the termination of this Agreement, Seller shall be deemed the owner of all materials prepared by the Consultants and Professionals in connection herewith (collectively, the "Consulting Materials") and Purchaser shall deliver to Seller, upon the termination of this Agreement, all Consulting Materials in Purchaser's possession and shall direct any of the Consultants and Professionals to deliver any Consulting Materials, in such respective Consultants' or Professionals' possession, to Seller.

               30.3.4.1 Notwithstanding anything contained herein to the contrary, if Escrow Agent shall have received at any time before actual disbursement of the Condominium Diligence Deposit, in whole or in part, a written notice signed by either Seller or Purchaser disputing entitlement to the Condominium Diligence Deposit, or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Condominium Diligence Deposit (whether or not litigation has been instituted), Escrow Agent shall have the right, upon written notice to both Seller and Purchaser, (a) to deposit the Condominium Diligence Deposit with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Condominium Diligence Deposit with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct. Escrow Agent is acting hereunder without charge as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for its willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney's fees (either paid to retained attorneys or representing the fair value of legal services rendered by Escrow Agent to itself), arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder. The provisions of the foregoing sentence shall survive the Closing. Notwithstanding anything to the contrary herein contained, Purchaser agrees that Escrow Agent may represent Seller as Seller's counsel in any action, suit or other proceeding between Seller and Purchaser or in which Seller and Purchaser may be involved.

          30.3.5 Purchaser and Seller agree to consult from time to time with any prospective purchaser, lessee, manager, partner and/or investor of Unit 1 regarding the Condominium, including, without limitation, the terms of the Condominium Governing Documents and the Condominium Engineering Issues.

          30.4 Purchaser agrees to make and/or to cause a related entity (collectively, the "Lender") to make to Seller an acquisition financing loan (the "Loan") in the amount of $15,500,000.00 which Loan shall be upon such terms and conditions as are mutually acceptable to Purchaser and Seller.

31.  Amendment and Restatement.
     -------------------------

     This  Agreement  fully  restates,  amends  and  supersedes  the  Initial
Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                              PURCHASER:

                              GREEN 17 BATTERY LLC
                              A NEW YORK LIMITED LIABILITY COMPANY

                              BY: /s/ Stephen L. Green
				  ______________________________
                                  NAME:  STEPHEN L. GREEN
                                  TITLE:  MEMBER


                              SELLER:

                              17 BATTERY ASSOCIATES LLC,
                              A NEW YORK LIMITED LIABILITY COMPANY,

                              BY:  17 DIAMOND CORP.,
                                   A NEW YORK CORPORATION,
                                   MANAGER

                                   BY: /s/ Allen Gross
				       ______________________________
                                       NAME: ALLEN GROSS
                                       TITLE: PRESIDENT


                          LIST OF EXHIBITS/SCHEDULES
                          --------------------------



EXHIBITS
--------

Exhibit A           Description of Land
Exhibit A-1         Seller's Wire Instructions
Exhibit A-2         Escrow Agent's Wire Instructions
Exhibit B           Space Leases
Exhibit B-1         Security Deposits
Exhibit B-2         Security Deposit Deficiencies
Exhibit C           Service Contracts
Exhibit C-1         Capital Improvement Contracts
Exhibit D           Title Exceptions
Exhibit E           Deleted Prior to Execution
Exhibit F           Rent Roll
Exhibit G           Employees
Exhibit H           Deleted Prior to Execution
Exhibit I           Deleted Prior to Execution
Exhibit I-1         Assignment of Space Leases and Security Deposits
Exhibit J           Notice to Tenants
Exhibit J-1         Assignment of Service Contracts
Exhibit J-2         Bill of Sale
Exhibit J-3         Deleted Prior to Execution
Exhibit J-4         Assignment and Assumption of Union Agreements
Exhibit K           Union Agreements
Exhibit L           Deleted Prior to Execution
Exhibit M           TIC Agreement

SCHEDULES
---------

Schedule A          Condominium Engineering Issues